UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: April 14, 2008

MEXORO MINERALS LTD.

(Exact name of registrant as specified in its charter)

Colorado	0-23561	84-1431797
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

C. General Retana #706 Col San Felipe Chihuahua, Chih. Mexico	31203
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code:  + (52) 614 426 5505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Directors

Resignation of Officer       On April 14, 2008, Robert Knight resigned from his positions as president and chief financial officer of Mexoro Minerals, Ltd. (the “Company”), a Colorado corporation.  Mr. Knights’ resignation was not due to a disagreement with the Company.

Appointment of Officer      On April 14, 2008, the Company’s directors, Barry Quiroz, and Steven A. Sanders appointed Mario Ayub as president of the Company to fill the vacancy created by Robert Knight’s resignation.

The Company does not have an employment agreement with the newly appointed president.

The following table sets forth the names of the officers and directors of the Company after the new appointments.

NAME	POSITION
Mario Ayub	Director, President, COO

Steven A. Sanders	Director

Barry Quiroz	Director

In addition to serving as the President of the Company, Mario Ayub has served as a director of the Company since May 25, 2004 and Chief Operating Officer since May 2005.  He has served as the President of Minera Rio Tinto S.A. de C.V., a Mexican company, since 1994.   From 1997 to 2001, he was a director on the Board of Metalline Mining Company (OTC-BB: MMGG.OB), a U.S. reporting company, and Sheffield Resources, a Canadian reporting company trading on the TSX-V exchange.  He is a past President of the Chihuahua Mining Association and of the National Miners Association of Mexico. He graduated in 1976 from the Universidad Iberoamericana in Mexico City with a degree in chemical engineering, and he has completed post-graduate studies in metallurgy at Comision de Fomento Minero and South Dakota University.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

MEXORO MINERALS, LTD.

By:  _/s/ Mario Ayub__

Mario Ayub, President

April 16, 2008